Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CARDCONNECT CORP.,

CCN CHICAGO, LLC,

MERTZCO, INC.

and

Michael J. Mertz

Dated as of April 3, 2017

Section 4.18	Employee Benefit Matters	29
Section 4.19	Taxes	31
Section 4.20	Employee Relations	33
Section 4.21	Transactions with Related Parties	32
Section 4.22	Insurance	33
Section 4.23	Brokers	34
Section 4.24	Employment Contracts; Compensation Arrangements.	34
Section 4.25	Suppliers; Customers	34
Section 4.26	Regulatory Compliance	35
Section 4.27	Power of Attorney	35
Section 4.28	Parent Common Stock	35
Section 4.29	Books and Records	35
Section 4.30	Card Association Compliance	35
Section 4.31	Restrictions on Business Activities.	36
Section 4.32	No Other Representations or Warranties	36

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		37
Section 5.1	Authority.	37
Section 5.2	No Government Recommendation or Approval.	37
Section 5.3	Accredited Investor.	37
Section 5.4	Intent.	37
Section 5.5	Restrictions on Transfer.	37
Section 5.6	Sophisticated Investor.	38
Section 5.7	Risk of Loss.	38
Section 5.8	Independent Investigation.	38
Section 5.9	No Oral Representations.	38
Section 5.10	No Legal Advice from Parent.	38
Section 5.11	Reliance on Representations and Warranties.	39
Section 5.12	Legend.	39
Section 5.13	No Other Representations or Warranties.	39

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		40
Section 6.1	Organization	40
Section 6.2	Authorization	40
Section 6.3	No Conflict	40
Section 6.4	Consents	41
Section 6.5	Brokers	41
Section 6.6	SEC Filings	41
Section 6.7	Capitalization	41
Section 6.8	Parent Financial Statements.	42
Section 6.9	Litigation	42
Section 6.10	Compliance with Laws	42
Section 6.11	NASDAQ Listing	42
Section 6.12	Transactions with Related Parties	43
Section 6.13	Sufficiency of Funds.	43
Section 6.14	No Material Adverse Effect.	43
Section 6.15	Parent Investigation and Reliance.	43
Section 6.16	No Other Representations or Warranties	43

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Merger Sub Bylaws
Exhibit C	Form of Merger Sub Certificate of Incorporation
Exhibit D	Wire Instructions
Exhibit E	Escrow Agreement
Exhibit F	Option Agreement
Exhibit G	Employment Agreement
Exhibit H	Lease Agreement
Exhibit I	Intellectual Property Release
Exhibit J	Closing Date Net Working Capital
Exhibit K	Excluded Assets

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of April 3, 2017, by and among CARDCONNECT CORP., a Delaware corporation (“Parent”), CCN Chicago, LLC, a Delaware limited liability Company and indirect wholly owned subsidiary of Parent (“Merger Sub”), MertzCo, Inc., an Illinois corporation (“Target”), and Michael J. Mertz, the sole stockholder of Target (“Seller”).

WHEREAS, Target is engaged in the business of marketing and reselling credit card, debit card, gift card, loyalty card, and other payment processing services, automated clearing house and point of sale equipment, software and related goods and services;

WHEREAS, the parties intend to effect the merger of Target with and into Merger Sub, with Merger Sub continuing as the surviving entity following such merger (such merger being herein called the “Merger”);

WHEREAS, the respective boards of directors or other equivalent governing bodies of Parent, Merger Sub and Target, and Seller, as the sole stockholder of Target, have approved the form, terms, execution and delivery of this Agreement, the Merger and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article 1
CERTAIN DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2015 Financial Statements” has the meaning set forth in Section 4.5(a).

“2016 Financial Statements” has the meaning set forth in Section 4.5(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and Merger Sub, on the one hand, and Seller and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger.

“Ancillary Agreements” means the Employment Agreement, the Escrow Agreement, the Lease Agreement and the Option Agreement.

“Balance Sheet” has the meaning set forth in Section 4.5.

“Base Purchase Price” means thirty nine million dollars ($39,000,000), comprised of the Cash Merger Consideration and the Common Stock Merger Consideration.

“Basket” has the meaning set forth in Section 8.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5.

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by Target or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of Target or under which Target has any liability, including on account of any ERISA Affiliate.

“Business” shall mean the business of Target as of the date hereof; and references to “business of the Target”, “Target’s business” or phrases of similar import shall be deemed to refer to the business of Target as of the date hereof.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cap” has the meaning set forth in Section 8.4(a).

“Cash Merger Consideration” means Twelve Million Dollars ($12,000,000).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means, as of 11:59 P.M. on March 31, 2017, the consolidated cash, cash-equivalents, and deposits of Target, which shall include cash deposits (including pre-paid travel expenses) paid by Target for trade shows, conferences and similar events scheduled for dates after the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Net Working Capital” means (a) the sum of the total current assets (less any current assets included in Closing Cash) of the Business as of 11:59 P.M on March 31, 2017 minus (b) the sum of the total current liabilities of the Business as of 11:59 P.M. on March 31, 2017, each as calculated from the Target’s books and records and prepared on a basis consistent with the Financial Statements, subject to the accounting principles, methodologies, procedures, adjustments and clarifications set forth in Exhibit J.

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“Closing Purchase Price” means the Base Purchase Price, plus (a) the Closing Cash, plus (b) the amount, if any, that the Closing Date Net Working Capital exceeds zero, minus (c) the amount, if any, that Closing Date Net Working Capital is less than zero, minus (d) the Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” means 1,982,932.095 shares of Parent Common Stock, which represents twenty seven million dollars ($27,000,000) in Parent Common Stock determined based on a price per share of $13.6162, which is the value weighted average price of a share of Parent Common Stock for the 15 trading days prior to January 25, 2017 as reported by Bloomberg L.P.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“DGCL” means the Delaware General Corporation Law, as amended.

“Direct Claim” has the meaning set forth in Section 8.5.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Disclosed Information” means the information set forth in the Disclosure Schedules.

“Disputed Items” has the meaning set forth in Section 3.3(b).

“Disputed Items Notice” has the meaning set forth in Section 3.3(b).

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreement” means the employment agreement between Parent, CardConnect, LLC and Seller attached hereto as Exhibit G.

“Employment Contracts” has the meaning set forth in Section 4.24.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way or right of first refusal; for purposes of clarity, restrictions pursuant to applicable securities law shall not be deemed to be Encumbrances.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with Target under Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 3.2(b).

“Escrow Agreement” has the meaning set forth in Section 3.2(b).

“Escrow Fund” means the shares of the Common Stock Merger Consideration held by the Escrow Agent pursuant to the Escrow Agreement, which shall initially be 236,850 shares, plus any dividends or other distributions or income earned thereon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Lease Agreement” means that certain lease agreement between Target and JMS Racine St., LLC dated March 1, 2012 with respect to the property located at 313 North Racine Street, Chicago, IL 60607, as amended by the oral agreement between such parties to add additional space to such leased property.

“Excluded Assets” has the meaning set forth in Section 3.8.

“Fair Market Value” means, with respect to the Parent Common Stock as of any given date, the closing sales price of a share of Parent Common Stock on the NASDAQ for such date or, if such date was not a trading day, the closing sales price for the most recent trading day prior to such date.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Financial Statements” has the meaning set forth in Section 4.5.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

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“Governmental Order” means any order, writ, judgment, injunction or decree entered by or with any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Reform Law” has the meaning set forth in Section 4.18(d).

“Indebtedness” means, without duplication and with respect to Target, all (a) indebtedness for borrowed money (excluding any inter-company obligations for borrowed money and any trade payables); (b) obligations for the deferred purchase price of property or services, and customer security deposits held by Target, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, in each case to the extent drawn; (g) guarantees made by Target on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Independent Accounting Firm” has the meaning set forth in Section 3.3(c).

“Insurance Policies” has the meaning set forth in Section 4.22.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

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“Intellectual Property Release” means that certain agreement by and between the Target and Seller pursuant to which the Target distributes, releases and surrenders to Seller any and all right title and interest in and to the name “MertzCo,” “Mertz,” “Michael J. Mertz” or any derivation of the same, substantially in the form attached hereto as Exhibit I.

“ISO” means a registered “independent sales organization” in the business of developing and marketing merchant bank card programs, originating merchant relationships and providing merchant bank card management services.

“Law” means any law, statute, ordinance, regulation, rule or regulation of any Governmental Authority.

“Lease Agreement” means a lease agreement between CCN Chicago, LLC (or its Affiliate) and JMS Racine St., LLC attached hereto as Exhibit H.

“Leased Real Property” means all of the right, title and interest of Target under all leases, subleases, licenses, concessions and other agreements, pursuant to which Target holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, operations or assets of Target, or (b) the ability of the Seller, Target or Parent, as applicable, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Target or Parent operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof, (iv) any failure of Target or Parent to meet its financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (v) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or Merger Sub or any of their respective Affiliates; or (vi) any changes in applicable Laws or accounting rules, including GAAP; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), through (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Target compared to other participants in the industries in which Target conducts the Business.

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“Member Bank” has the meaning set forth in Section 4.30(a).

“Merchant” means any customer for which fees are payable with respect to such customer’s processing or other electronic payment, credit or debit card related products, systems or services.

“Merchant Account” means the account of any Merchant for which fees or other compensation is payable to Target or any of its Referral Partners or other agents with respect to electronic payment, credit or debit card related products, systems or services provided to such Merchant.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means, collectively, the Cash Merger Consideration and the Common Stock Merger Consideration.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Global Market.

“Option Agreement” has the meaning set forth in Section 3.4.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Fundamental Representations” has the meaning set forth in Section 8.1.

“Parent Indemnitees” has the meaning set forth in Section 8.2.

“Parent’s Knowledge” means the actual knowledge of Jeffrey Shanahan, Charles Bernicker or Patrick Shanahan.

“Parent SEC Documents” has the meaning set forth in Section 6.6.

“PCI-DSS Requirements” has the meaning set forth in Section 4.12(b).

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“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which are immaterial in amount and would not, individually or in the aggregate, have a Material Adverse Effect, (b) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (c) Encumbrances for Taxes not yet due and payable, (d) purchase money Encumbrances securing rental payments under capital lease arrangements, (e) leases for Leased Real Property to which Target or Parent (including its Subsidiaries) is a party, (f) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business, and (g) Encumbrances granted to any lender under Parent’s credit facilities in connection with any borrowings by Parent to finance the transactions contemplated hereby.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Purchase Price” means the Base Purchase Price, as adjusted pursuant to Section 3.3 of this Agreement.

“Purchase Price Adjustment Amount” has the meaning set forth in Section 3.3(d).

“Purchase Price Certificate” has the meaning set forth in Section 3.3(a).

“Referral Partner” means a natural person or entity that refers prospective new Merchants to Target or that otherwise acts as a reseller, agent or other representative of Target in connection with originating Merchant relationships or the marketing, soliciting, reselling or facilitating of the provision of payment card and other payment processing services, automated clearing house and point of sale equipment, software and related goods and services to Merchants or prospective Merchants.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 8.1.

“Seller Indemnitees” has the meaning set forth in Section 8.2.

“Seller’s Knowledge” and “Target’s Knowledge” each mean the actual or constructive knowledge of Michael J. Mertz, after due inquiry.

“Seller Option” has the meaning set forth in Section 3.4.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Target” has the meaning set forth in the Preamble.

“Target Charter Documents” has the meaning set forth in Section 4.3.

“Target Form Contracts” has the meaning set forth in Section 4.14.

“Target Intellectual Property” means all Intellectual Property that is owned by Target.

“Target IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Target is a party, beneficiary or otherwise bound.

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“Target IP Registrations” means all Seller Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all U.S. federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 8.5.

“Transaction Expenses” means all fees and expenses incurred by a party and its Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Merger pursuant to this Agreement.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Treasury Shares” means any equity interests in Target held in the treasury of Target.

Section 1.1 Interpretation.

(a)       References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b)       A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c)       References to “$” or “dollars” refer to lawful currency of the United States.

(d)       Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

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(e)       The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f)       Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g)       Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h)       The term “foreign” means non-United States.

Article 2
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, pursuant to the provisions of the DGCL, Target shall be merged with and into Merger Sub, and the separate corporate existence of Target shall thereupon cease in accordance with the provisions of the DGCL. Merger Sub shall be the surviving entity in the Merger and shall continue to exist as a wholly owned indirect Subsidiary of Parent (the “Surviving Entity”). The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in Merger Sub, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.2 Certificate of Merger. On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall be effective at such time and on such date as shall be set forth in the Certificate of Merger filed with respect thereto in accordance with the DGCL (the “Effective Time”).

Section 2.3 Organizational Documents; Name of Surviving Entity. The operating agreement and certificate of formation of Merger Sub in the forms attached hereto as Exhibit B and Exhibit C, respectively, as amended pursuant to the Certificate of Merger, shall be the operating agreement and certificate of formation of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the DGCL.

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Section 2.4 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be officers of the Surviving Entity and will hold office in accordance with the bylaws of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the bylaws of the Surviving Entity and otherwise in accordance with applicable Law. Michael J. Mertz shall be appointed as Chief Sales Officer of Parent and each Subsidiary of Parent as of the Effective Time.

Section 2.5 Effect of Merger. At the Effective Time, without any action on the part of Parent, Merger Sub, Target or the Seller:

(a)       All of the Target Shares issued and outstanding immediately prior to the Effective Time (except for Treasury Shares), shall, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Section 2.5 and throughout this Agreement, be cancelled and automatically deemed for all purposes to represent the right to receive the Merger Consideration as provided for herein, and Seller shall cease to have any other rights as a stockholder of Target with respect thereto.

(b)       Each Membership Interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Target, be converted into and become a newly issued Membership Interest of the Surviving Entity.

(c)       Each Treasury Share of Target shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.6 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued in connection with payment of the Merger Consideration; in lieu thereof, if Seller would otherwise be entitled to receive a fraction of a share of Parent Common Stock as a result of the Merger, Seller will receive cash in lieu of such fractional shares. Parent shall pay to each such holder an amount in cash (rounded to the nearest cent) determined by multiplying (i) $13.6162 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which Seller would otherwise be entitled to receive pursuant to this Agreement; provided that any such additional amount payable to Seller with respect to a fractional share shall be in addition to, and shall not reduce, the Cash Merger Consideration.

Section 2.7 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Parent Common Stock to be issued as the Common Stock Merger Consideration shall be appropriately adjusted to reflect such change.

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Section 2.8 Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller or Merger Sub, the officers and board of directors of each of the Surviving Entity and Parent will be fully authorized in the name of Seller or Merger Sub, as the case may be, to take or cause to be taken and shall take or cause to be taken any and all such lawful and necessary action.

Section 2.9 Tax Free Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code, and each party shall report the Merger in a manner consistent with such intent for all Tax purposes. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

Article 3
CLOSING

Section 3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be deemed to take place at the offices of Ledgewood, PC, Two Commerce Square, Suite 3400, 2001 Market Street, Philadelphia, PA 19103, at 10:00 A.M. on the date of this Agreement, or on such other date and time and at such other place as Parent and Seller shall mutually agree in writing. The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 A.M. (New York City time) on April 1, 2017.

Section 3.2 Merger Consideration

On the Closing Date, in accordance with the terms and conditions of this Agreement, Parent shall pay or cause the Merger Consideration to be paid or issued as follows:

(a)       Parent shall deliver, or cause to be delivered, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Exhibit D an amount equal to the Cash Merger Consideration to Seller.

(b)       Parent shall issue to Seller electronically through book entry-delivery, and shall instruct Continental Stock Transfer & Trust Company, LLC (the “Transfer Agent” or the “Escrow Agent”) to issue to Seller, the Common Stock Merger Consideration, including the Parent Common Stock to be held in the Escrow Fund, which shall be deposited with and administered by the Escrow Agent as security for the indemnification obligations of Seller under Article 8 in accordance with the terms and conditions of an escrow agreement attached hereto as Exhibit E (the “Escrow Agreement”).

Subject to the terms and conditions of this Agreement, the release of the Escrow Fund shall occur in accordance with the provisions set forth in the Escrow Agreement.

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Section 3.3 Purchase Price Adjustment.

(a)       Initial Determination. Within seventy five (75) days after the Closing Date (but not earlier than May 1, 2017), Parent shall prepare in good faith and deliver to Seller a certificate (the “Purchase Price Certificate”) executed by an authorized signatory of Parent setting forth (i) each of the Closing Cash, Closing Date Net Working Capital and Indebtedness, and (ii) Parent’s calculation of the Closing Purchase Price based thereon, in each case, as of 11:59 P.M. on March 31, 2017. The Closing Purchase Price Certificate shall be accompanied by data showing commissions receivable and commissions payable by Target with respect to credit card charge processing for the month of March 2017 and the month of February 2017 (solely with respect to any accounts that are paid more than one month in arrears), provided, that to the extent that Seller is in possession of such information, Seller shall provide such information to Parent within sixty days following the Closing Date for Parent’s use in preparing the Purchase Price Certificate.

(b)       Seller’s Right to Dispute. If Seller delivers written notice (the “Disputed Items Notice”) to Parent within fifteen (15) days after receipt by Seller of the Purchase Price Certificate stating that Seller objects to any items in the Purchase Price Certificate (the “Disputed Items”), describing in reasonable detail the nature and amount of the dispute and the basis therefor (it being understood that any amounts set forth in the Purchase Price Certificate that are not disputed by Seller pursuant to this sentence shall be final and binding on the parties), Parent and Seller will attempt in good faith to resolve and finally determine and agree upon the Disputed Items as promptly as practicable. Any written resolution by them as to the Disputed Item shall be final and binding on the parties. If Seller does not deliver the Disputed Item Notice to Parent within fifteen (15) days after receipt by Seller of the Purchase Price Certificate, the Closing Purchase Price specified in the Purchase Price Certificate will be deemed to be true and correct in all respects and will be final and binding on the parties.

(c)       Resolution of Disputes. If Parent and Seller are unable to agree upon the Disputed Items within 15 days of receipt of the Disputed Items Notice, Seller and Parent shall appoint an independent, nationally-recognized accounting firm agreed by Parent and Seller (the “Independent Accounting Firm”) to resolve the Disputed Items. The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice that have not been agreed to by the parties pursuit to Section 3.3(b) and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party and (ii) recalculate the Closing Purchase Price, as modified only by the Independent Accounting Firm’s resolution of such Disputed Items within forty five (45) days after being selected, and such determination will be final and binding on the parties absent manifest error. The fees, costs and expenses of the Independent Accounting Firm will be borne in the same proportion that the aggregate dollar amount of the Disputed Items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by such party (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of such Disputed Items so submitted.

(d)       Payment. Within five (5) Business Days after the Closing Purchase Price is finally determined pursuant to this Section 3.3 (using the final determinations of Closing Cash, Closing Date Net Working Capital and Indebtedness pursuant to this Section 3.3), either (i) Parent shall pay or cause to be paid to Seller, an amount in cash equal to the excess, if any, of the Closing Purchase Price over the Base Purchase Price or (ii) Seller shall pay or cause to be paid to Parent, an amount in cash equal to the excess, if any, of the Base Purchase Price over the Closing Purchase Price (such aggregate amount under clause (i) or clause (ii), the “Purchase Price Adjustment Amount”). Except as otherwise required by Law, the parties shall treat any payment made pursuant to this Section 3.3(d) as an adjustment to the Purchase Price for all purposes, and the parties agree to file all Tax Returns in accordance with such treatment.

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(e)       Access to Information. From and after the Closing Date through the date on which the Closing Purchase Price is finally determined pursuant to this Section 3.3, the Seller and its accountants, lawyers and representatives will be given reasonable access at all reasonable times during normal business hours on prior notice to (and shall be allowed to make copies of, at such Person’s expense) the books and records of Parent and Target and to any personnel of Parent reasonably requested by such Persons, in each case, as reasonably required in connection with the determination of the Closing Purchase Price and any related disputes.

(f)       Effect on Other Provisions. No adjustment to the Closing Purchase Price pursuant to this Section 3.3 shall be considered, in and of itself, a breach of any representation or warranty of this Agreement or any certificate delivered pursuant to this Agreement. Neither Parent nor Seller shall make any claim in respect of the determination of the Purchase Price other than in accordance with this Section 3.3.

(g)       Parent’s Failure to Deliver the Purchase Price Certificate. If, for any reason, Parent fails to deliver the Purchase Price Certificate within the time period required by Section 3.3(a), Seller may request information pursuant to Section 3.3(e), and prepare in good faith and deliver to Parent a Purchase Price Certificate executed by Seller setting forth (i) each of the Closing Cash, Closing Date Net Working Capital and Indebtedness and (ii) Sellers’ calculation of the Closing Purchase Price based thereon, in each case, as of 11:59 on March 31, 2017, which Purchase Price Certificate shall be final and binding on the parties, including for purposes of determining amounts payable pursuant to Section 3.3(d).

Section 3.4 Withholding Rights. Each of the Escrow Agent, Parent or Merger Sub or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees, the applicable payor shall provide Seller with a written notice of such payor’s intention to withhold at least three (3) Business Days prior to any such withholding and each of the applicable parties hereto shall use commercially reasonable efforts to minimize any such Taxes. Any sum which is withheld as permitted by this Section 3.3 shall be remitted to the appropriate Governmental Authority and Parent shall provide Seller with all appropriate or required reports showing such withholding. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

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Section 3.5 Stock Option.

(a)       Options. On the Closing Date, Parent will grant Seller an option to purchase 400,000 shares of Parent Common Stock (the “Seller Option”) pursuant to an option grant agreement attached hereto as Exhibit F (the “Option Agreement”). The exercise price of the Seller Option shall be determined by the Fair Market Value of Parent Common Stock on the date of grant.

(b)       Reservation of Shares. Parent will reserve for issuance the number of shares of Parent Common Stock that will become subject to the Seller Option and, as soon as practicable after the Effective Time, Parent will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 3.5. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as any portion of the Seller Option is outstanding. Seller and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

Section 3.6 Repayment of Target Indebtedness. At the Closing, or prior to the Closing, Target shall use its reasonable best efforts to satisfy its Indebtedness.

Section 3.7 Closing Deliverables. At the Closing, or prior to Closing if so indicated:

(a)       the Seller and Target shall deliver or cause to be delivered to Parent and Merger Sub the following:

(i)       Copies of the following, all certified by an authorized officer of Target to be true, correct, complete and in full force and effect as of the Closing Date: (A) the certificate of incorporation of Target, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable; (B) the bylaws of Target; and (C) the resolutions of the board of directors of Target and of Seller, in his capacity as the sole stockholder of Target, authorizing and approving this Agreement, any applicable Ancillary Agreement and all of the transactions contemplated hereby and thereby.

(ii)       The Lease Agreement duly executed by an authorized representative of JMS Racine St., LLC.

(iii)      The Employment Agreement duly executed by Seller.

(iv)      The Escrow Agreement duly executed by Seller.

(v)       Evidence of termination of the Existing Lease Agreement.

(vi)      Consents and approvals from all Persons that are required for the consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, as set forth on Section 4.3 of the Disclosure Schedules.

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(vii)      A certificate, in form as is reasonably satisfactory to Parent, certifying that Seller is not a foreign person for the purposes of Section 1445 of the Code,

(viii)     A good standing certificate for Target from the Secretary of State of the State of Illinois, dated within 10 days of Closing.

(ix)        The Intellectual Property Release.

(x)         All other documents reasonably required by Target or Seller to effect the Merger and other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)       Parent and Merger Sub shall deliver or cause to be delivered to Seller the following:

(i)         the Cash Merger Consideration and the Common Stock Merger Consideration, each in accordance with Section 3.2;

(ii)        Copies of the following, all certified by an authorized officer of Parent or Merger Sub, as applicable, to be true, correct, complete and in full force and effect as of the Closing Date: (A) the certificate of incorporation of Parent and the certificate of formation of Merger Sub, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable; (B) the bylaws of Parent and operating agreement of Merger Sub; and (C) the resolutions of the Parent board authorizing and approving this Agreement, any applicable Ancillary Agreement and all of the transactions contemplated hereby and thereby.

(iii)       The Certificate of Merger duly executed by an authorized representative of Merger Sub.

(iv)       The Lease Agreement duly executed by an authorized representative of CCN Chicago, LLC (or its Affiliate).

(v)        The Employment Agreement duly executed by Parent and CardConnect, LLC.

(vi)       The Escrow Agreement executed by Parent and the Transfer Agent.

(vii)      Consents and approvals from all Persons that are required for the consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements as set forth on Section 6.3 of the Disclosure Schedules.

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(viii)     A good standing certificate for each of Parent and Merger Sub from the Secretary of State of the State of Delaware dated within 10 days of Closings.

(ix)       All other documents reasonably required by Parent or Merger Sub to effect the Merger and other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.8 Excluded Assets. Seller and Target shall not sell, transfer, assign or deliver to Parent or Merger Sub any of their rights, titles to or interests in the assets set forth on Exhibit K hereto (the “Excluded Assets”), which Excluded Assets represent personal property of the Seller situated at Target’s offices or assets of Target that have been distributed by Target to Seller prior to the Closing. To the extent Parent or Merger Sub receive payments in respect of such Excluded Assets, such amounts shall be held for the benefit of and paid over to Seller.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER AND TARGET

Except as set forth in the Disclosure Schedules hereto, Seller and Target, jointly and severally, hereby represent and warrant to Parent and Merger Sub as of the Closing Date as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Target is duly organized, validly existing and in good standing under the Laws of the State of Illinois and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which Target is licensed or qualified to do business, and Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Target has no subsidiaries, and does not, directly or indirectly, own any equity securities of or have an ownership interest or have a right to acquire any equity securities or other ownership interest in any other Person. The copies of the certificate of incorporation and bylaws of Target delivered to Parent are true and complete copies of such documents in effect as of the Closing Date.

Section 4.2 Authority; Board Approval.

(a)       Target has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Merger. The execution, delivery and performance by Target of this Agreement and any Ancillary Agreement to which it is a party and the consummation by Target of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Target and Seller and no other corporate proceedings on the part of Target or Seller are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which Target is a party or to consummate the Merger and the other transactions contemplated hereby and thereby. The approval of Seller as the sole stockholder of Target is the only vote or consent of the holders of any class or series of Target’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Target is a party has been duly executed and delivered by Target and (assuming due authorization, execution and delivery by each other party hereto or thereto) constitutes a legal, valid and binding obligation of Target enforceable against Target in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

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(b)       The board of directors of Target, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the stockholder of Target, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the sole stockholder for adoption, and (iv) resolved to recommend that the sole stockholder adopt the “agreement of merger” set forth in this Agreement. Seller, in his capacity as sole stockholder of Target, has approved and adopted the “agreement of merger” set forth in this Agreement.

Section 4.3 No Conflict. The execution, delivery and performance by each of Seller and Target of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Target (“Target Charter Documents”); (b) conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Seller or Target; (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract of Target or Seller or any Permit affecting the properties, assets or Business; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Target. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Target or Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for those that, if not obtained, would not have a Material Adverse Effect, and for the avoidance of doubt, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under antitrust law.

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Section 4.4 Capitalization.

(a)       The authorized capital stock of Target consists of 10,000 shares of common stock, of which 100 are issued and outstanding as of the date hereof, and all of which are held by and in the record name of Seller. No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Target is authorized or outstanding, and there is no commitment by Seller or Target to assign, sell, or otherwise transfer, or to issue, shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to repurchase or redeem any securities of Target or to grant any warrant, option, convertible or exchangeable security of Target. There are no declared or accrued unpaid dividends with respect to any shares of Target common stock.

(b)       All issued and outstanding shares of Target common stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Target’s Charter Documents or any agreement to which Target or Seller is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Target common shares were issued in compliance with applicable Law.

(c)       No outstanding shares of Target Common Stock are subject to vesting or forfeiture rights or repurchase by Target. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Target or any of its securities.

(d)       All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Target were undertaken in compliance with the Target Charter Documents then in effect, any agreement to which Target or Seller then was a party and in compliance with applicable Law.

Section 4.5 Financial Statements.

(a)       Section 4.5(a) of the Disclosure Schedules sets forth Target’s audited financial statements consisting of the balance sheet of Target as of December 31, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “2016 Financial Statements”), and Target’s financial statements consisting of the balance sheet of Target as of December 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “2015 Financial Statements” and, together with the 2016 Financial Statements, the “Financial Statements”). The 2016 Financial Statements have been prepared in accordance with GAAP. The 2015 Financial Statements have been prepared in accordance with cash basis accounting. The Financial Statements are based on the books and records of Target, and fairly and accurately present in all material respects the financial condition of Target as of the respective dates they were prepared and the results of the operations of Target for the periods indicated. The balance sheet of Target as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)       Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

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Section 4.6 Undisclosed Liabilities. Except as set forth in Section 4.6 of the Disclosure Schedules, Target has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) other than those (a) reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP, (b) which have been incurred in the ordinary course of business since the Balance Sheet Date, none of which arise out of or relate to any material breach of contract, material breach of warranty, tort, material infringement, material violation of law, environmental matter, claim or lawsuit or (c) which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7 Absence of Certain Changes or Events.

(a)       Since the Balance Sheet Date, Target has conducted the Business in the ordinary course of business consistent with past practice.

(b)       Since the Balance Sheet Date, there has not been, with respect to Target, any:

(i)         event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)        amendment of its charter or by-laws;

(iii)       split, combination or reclassification of any shares of its capital stock;

(iv)       issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of equity security of it;

(v)        redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock;

(vi)       material change in Target’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vii)      material change in any method of accounting or accounting practice of Target (except as required by GAAP), securities laws and regulations, or as otherwise disclosed in the notes to the 2016 Financial Statements;

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(viii)     incurrence, assumption or guarantee of any indebtedness for borrowed money by it or except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix)      any transfer, assignment, sale or other disposition of any of any tangible or intangible asset shown or reflected in the Balance Sheet or cancellation of any debts other than in the ordinary course of business consistent with past practice and not in excess of $5,000 individually and $20,000 in the aggregate (not including Target’s distribution of cash and the Excluded Assets previously owned by Target);

(x)        transfer, assignment or grant of any license or sublicense with respect to any Target Intellectual Property (other than pursuant to the Intellectual Property Release);

(xi)       material damage, destruction or loss (whether or not covered by insurance) to its property

(xii)      any capital investment in, or any loan to, any other Person other than in the ordinary course of business consistent with past practice and not in excess of $5,000 individually and $20,000 in the aggregate;

(xiii)     acceleration, termination, material modification to or cancellation of any Contract to which Target is a party or by which it is bound not in accordance with the terms of such Contract;

(xiv)      any material capital expenditures;

(xv)       imposition of any Encumbrance upon any of Target properties, capital stock or assets, tangible or intangible other than Permitted Encumbrances;

(xvi)      (A) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or as required by applicable Law, (B) change in the terms of employment for any employee resulting in an increase in costs or expenses with respect such employee, or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xvii)     adoption, modification or termination of any Benefit Plan or collective bargaining agreement;

(xviii)    any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers;

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(xix)     entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of existing lines of business;

(xx)      except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi)      purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases or leases of inventory, services or supplies in the ordinary course of business consistent with past practice;

(xxii)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

(xxiii)    action by Target or by Seller on Target’s behalf to make, change or rescind any material Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with the Target’s past practices and (ii) would reasonably be expected to have the effect of increasing the Tax liability of Parent or any of its Subsidiaries in respect of any post-Closing Tax period; or

(xxiv)     commitments or agreements to any of the foregoing.

Section 4.8 Title; Leased Real Property.

(a)       Target has good and valid title to, or a valid leasehold interest in, all Leased Real Property and material tangible personal property and other material assets reflected in the Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b)       Section 4.8(b) of the Disclosure Schedules lists with respect to each Leased Real Property of Target as of the date hereof (i) the street address; (ii), the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. With respect to the Leased Real Property, Target has delivered or made available to Parent true, complete and correct copies of the lease agreement associated with each Leased Real Property location. Target is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than Target. Target has not owned at any time prior hereto, a freehold estate in any real property. To Target and Seller’s Knowledge, there are no Legal Proceedings pending nor threatened against or adversely affecting the Leased Real Property in the nature or in lieu of condemnation or eminent domain proceedings.

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Section 4.9 Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Seller are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.10 Subchapter S. Status. Target has made an election pursuant to Section 1362 of the Code to be taxed as an S corporation. That election has not been revoked or terminated prior to the Closing Date.

Section 4.11 Intellectual Property.

(a)       Section 4.11(a) of the Disclosure Schedules lists all (i) Target IP Registrations, indicating as to each item as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item; and (ii) software included in the Target Intellectual Property (listed by major point version) material to the Business or operations of Target. All required filings and fees related to the Target IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Target IP Registrations are otherwise in good standing. Target has provided Parent with true and complete copies of any material file histories, documents, certificates, office actions, correspondence and other materials related to all Target IP Registrations.

(b)       Section 4.11(b) of the Disclosure Schedules lists all Target IP Agreements that are (i) licenses of Target Intellectual Property granted to a third party other than in the ordinary course of business or (ii) licenses of Intellectual Property granted by a third party and material to the Business or operations of Target; or (iii) otherwise material to the Business or operations of Target. Target has provided Parent with true and complete copies of all such Target IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Target IP Agreement is valid and binding on Target in accordance with its terms and is in full force and effect and neither Target nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Target IP Agreement.

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(c)       Except as set forth in Section 4.11(c) of the Disclosure Schedules, Target is the sole and exclusive legal and beneficial, and with respect to the Target IP Registrations, record, owner of all right, title and interest in and to the Target Intellectual Property, and has the valid right to use all other Intellectual Property necessary for the conduct of Target’s Business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Target has obtained binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Target any ownership interest and right they may have in the Target Intellectual Property; and (ii) acknowledge Target’s exclusive ownership of all Target Intellectual Property. Target has provided Parent with true and complete copies of all such agreements.

(d)       Target’s rights in the Target Intellectual Property are subsisting and enforceable and, to the Target’s Knowledge, valid. Target has taken commercially reasonable steps to maintain the Target Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Target Intellectual Property.

(e)       The conduct of the Business, and the products, processes and services of Target, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, and no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Target Intellectual Property.

(f)       No computer software owned, purported to be owned, or developed for use in the Business includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons, or (iii) prevent Target from claiming ownership of or otherwise enforcing Intellectual Property rights in such software.

(g)       There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to Target’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Target or the Seller; (ii) challenging the validity, enforceability, registrability or ownership of any Target Intellectual Property or Target or the Seller’s rights with respect to any Target Intellectual Property; or (iii) by Target or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Target Intellectual Property. Neither Target nor Seller not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Target Intellectual Property.

(h)       The parties acknowledge and agree that the Seller is not conveying ownership rights (or any other right, title or interest) or granting Parent, Merger Sub or any of their Affiliates a license to use the name “MertzCo,” “Mertz,” “Michael J. Mertz” or any trade name, trademark, service mark, logo or domain name incorporating the name “Mertzco,” “Mertz,” “Michael J. Mertz,” as the rights to the same shall be distributed, released and surrendered by Target to the Seller prior to the Closing pursuant to the Intellectual Property Release.

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Section 4.12        Privacy and Data Security.

(a)         Privacy Policy. Target has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business which is in Target’s possession, custody or control, or otherwise held or processed on Target’s behalf and Target is and has been in compliance with such privacy policy. True and complete copies of all privacy policies that have been used by Target or its representatives at any time during the preceding five (5) years have been provided or made available to Parent. Target has posted a privacy policy in a clear and conspicuous location on all websites owned or operated by Target.

(b)         Compliance with Privacy and Data Security Laws. Target has complied at all times with all applicable Laws regarding the collection, retention, use and protection of personal information, including the Payment Card Industry Data Security Standards (“PCI-DSS Requirements”).

(c)          Privacy and Data Security Contractual Obligations. Target is in compliance with the terms of all material Contracts to which Target is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d)         Privacy and Data Security Complaints and Investigations. No Person (including any Governmental Authority) has commenced any Legal Proceeding relating to any of Target’s information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of Target, or, to the Knowledge of Target, threatened any such Legal Proceeding, or made any complaint, investigation or inquiry relating to such practices.

(e)          Effect of the Transaction. The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of Target as it currently exists.

(f)          Security Measures. Target has established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g)         Security Breaches and Unauthorized Use. The Business of Target has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or Target or otherwise held or processed on its behalf.

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Section 4.13        Software and IT.

(a)          Target’s Systems are reasonably sufficient for the current needs of the Business, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. Target’s Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all material software, in each case as necessary for the conduct of the Business.

(b)         In the last five (5) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of Target’s Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of Target’s Systems or the conduct of the Business of Target; (ii) loss, destruction, damage or harm of Target or any of its Business or operations, personnel, property or other assets; or (iii) liability of any kind to Target or its Business. Target has used commercially reasonable best efforts, consistent with applicable industry best practices, to protect the integrity and security of Target Systems and the data and other information stored thereon.

(c)          Target maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in material compliance therewith, and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.14        Contracts.  Section 4.14 of the Disclosure Schedules sets forth a complete and accurate list of each Contract to which Target is a party or by which it is bound with a value in excess of $5,000 and all other Contracts to which Target is a party or by which it is bound that are material to the operation of the Business (excluding, (i) any Contracts concerning the Leased Real Property disclosed in Section 4.8 of the Disclosure Schedules, (ii) any Target IP Agreements as set forth in Section 4.11(b) of the Disclosure Schedules, and (iii) any Contracts between the Target on the one hand, and Parent and its Affiliates on the other hand). Section 4.14 of the Disclosure Schedules also sets forth a complete and correct list of the names of the five (5) largest entities (other than Parent) for which Target has resold or facilitated the provision of services during the twelve-month period ended December 31, 2016 (determined by the aggregate dollar amount paid or payable to Target for such period), the dollar amount paid or payable to Target by or with respect to such entities during such period, and any written agreements governing Target’s relationship with such entities.

Each material Contract of Target is valid, binding and enforceable on Target in accordance with its terms except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). None of Target or, to Target or Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under) any Contract. Neither Target nor Seller has provided or received any notice of any intention to terminate, cancel, or not renew, or repudiate any provision of, any material Contract. To the Knowledge of Target, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each material written Contract and complete and correct summaries of the material terms of each material oral Contract (in each case, including all modifications, amendments and supplements thereto) have been provided to Parent. Attached to Section 4.14 of the Disclosure Schedules are true and complete copies of Target’s standard form contracts used by Target for its Referral Partners (the “Target Form Contracts”), and a true an complete list of each referral partner that is party to an effective agreement pursuant to the Target Form Contract. Each Referral Partner of Target is a party to a written contract that does not differ materially from the Target Form Contracts and Target has in its possession a fully executed original or photocopy of each Target Form Contract with each of its Referral Partners. Target has not had to enforce any non-solicitation, non-compete or similar restrictive provisions set forth in a contract entered into by Target with an ISO or Referral Partner, and no ISO or Referral Partner has sought to enforce any non-solicitation, non-compete or similar restrictive provision against Target or Seller.

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Section 4.15        Litigation. There are no Legal Proceedings pending or, to Seller or Target’s Knowledge, threatened, (a) against Target or any of its assets (or, to Seller or Target’s Knowledge, against any of the officers or directors of Target related to their business duties, which interfere with their business duties, or as to which Target has any indemnification obligations) or (b) against or by Target or Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Target or any of its properties or assets. Target is in compliance with the terms of each applicable Governmental Order set forth in Section 4.15 of the Disclosure Schedules.

Section 4.16       Compliance with Laws; Permits. Target is now, and for the past five (5) years has been in compliance in all material respects with all Laws applicable to it and its Business. All material Permits required for Target to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such material Permits as of the date hereof have been paid in full. Section 4.16 of the Disclosure Schedules lists all current material Permits issued to Target. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16 of the Disclosure Schedules.

Section 4.17        Environmental Matters.

(a)          Target is now, and for the past five (5) years has been in compliance in all material respects with all Environmental Laws and is not in receipt from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b)         No Leased Real Property presently leased by Target is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

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(c)         There has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the business or assets of Seller or any Leased Real Property presently leased by Target, and in the last five (5) years, Target has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Permit by, Target.

(d)        Target does not own or operate any active or abandoned aboveground or underground storage tanks.

(e)         Target has not used any off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

(f)          Target has not retained or assumed, by contract or operation of Law, any ongoing liabilities or obligations of third parties under Environmental Law.

(g)         Target has provided or otherwise made available to Parent and listed in Section 4.17(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of Seller or any currently or formerly owned or operated real property or Leased Real Property which are in the possession or control of Target related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)         This Section 4.17 contains the sole and exclusive representations and warranties with respect to any environmental, health, or safety matters, including, without limitation, any arising under any Environmental Laws or relating to Hazardous Substances.

Section 4.18        Employee Benefit Matters.

(a)         Section 4.18(a) of the Disclosure Schedules sets forth a list of each Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b)        Target has delivered to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and (ii) all records, notices and filings made, or received, by Target or any ERISA Affiliate during the last three years concerning IRS or DOL audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)         Target is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. No Benefit Plan is intended to meet the qualification requirements of Section 401(a) of the Code.

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(d)         No Benefit Plan is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(e)         All payments under the Benefit Plans that have become due have been made on a timely basis and all such payments that become due prior to the Closing Date shall be made.

(f)         Neither Target nor to Target’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, Target, Merger Sub, the Surviving Entity or Parent or any of its Affiliates to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

(g)         Target does not contribute to, and is not required to contribute to, or has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, including on account of an ERISA Affiliate.

(h)         No Benefit Plan provides post-employment welfare benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by law.

(i)          Except as expressly provided otherwise in this Agreement, the execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due under any Benefit Plan to any employee, former employee, director, officer, or independent contractor of Target, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of Target, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer or independent contractor of Target has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(j)          To the Target’s Knowledge, there are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to Target’s Knowledge, are there any facts which could reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

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(k)         Neither Target nor any ERISA Affiliate thereof has any legally binding commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). Neither Target nor any ERISA Affiliate thereof has any legally binding commitment to establish any new benefit plan, program or arrangement.

Section 4.19        Taxes.

(a)         All income and other material Tax Returns required to be filed on or before the Closing Date by Target have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been timely paid.

(b)        The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)         In the past five (5) years, no claim has been made by any taxing authority in any jurisdiction where the Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)         No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller, which extension or waiver is still in effect.

(e)         The amount of the Seller’s Liability for unpaid Taxes for all periods ending on or before December 31, 2016 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the 2016 Financial Statements. The amount of the Seller’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the 2016 Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Seller (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)          There are no examinations by taxing authorities presently being conducted with respect to Target.

(g)         All deficiencies asserted, or assessments made, against Target as a result of any examinations by any taxing authority have been fully paid (excluding any ongoing examinations).

(h)         Target is not a party to any current Legal Proceeding by any taxing authority. There are no pending or, to the Knowledge of Target, threatened Legal Proceedings by any taxing authority.

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(i)         Target has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Target for all Tax periods ending after December 31, 2012.

(j)          There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of Target.

(k)        Target is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purposes of which is not related to Taxes).

(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Target.

(m)         Target has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Target has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or contract.

(n)         Target will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)            any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), other than a change from the cash method of accounting for U.S. federal income tax purposes to the accrual method of accounting for U.S. federal income tax purposes, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)           an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)          a prepaid amount received on or before the Closing Date;

(iv)          any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)           any election under Section 108(i) of the Code.

(o)         Target is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)         In the past two (2) years, Target has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

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(q)         Target is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

Section 4.20        Employee Relations.

(a)         Target is not: (i) a party to or otherwise bound by any collective bargaining; (ii) a party to, or to Target’s Knowledge, threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which Target is or would be a party. In the last year, Target has not experienced any strike, lockout, slowdown or work stoppage, nor, to Target’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or, to Target’s Knowledge, union organizing activity by or for the benefit of the employees of Target or otherwise affecting Target.

(b)         Target is, and for the last three (3) years has been in compliance in all material respects with all applicable Laws respecting labor and employment. Except as set forth in Section 4.20 of the Disclosure Schedule, there are no pending or to Target’s Knowledge, threatened, claims against Target on account of any labor or employment matter or action.

(c)         Target has properly classified all employees, leased employees, consultants and independent contractors. The employment of each employee of Target is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.

(d)         Section 4.20(d) of the Disclosure Schedules accurately sets forth as of the date of this Agreement, with respect to each current employee of Target (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification, and date of hire; (ii) each employee’s annualized base compensation and all bonuses or other incentive compensation paid to such employee for 2016; and (iii) any amount for which Target is contractually obligated to pay in any subsequent year (excluding performance based bonus target opportunities).

(e)         Section 4.20(e) of the Disclosure Schedules accurately sets forth as of the date an accurate and complete list of each employee terminated by Target since December 31, 2015 and the date of such termination or layoff.

Section 4.21        Transactions with Related Parties. There are no transactions, agreements, arrangements or understandings between Target, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Target, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to Target).

Section 4.22         Insurance. Section 4.22 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which Target is the owner, insured or beneficiary or covering any of the assets of Target (the “Insurance Policies”), copies of which have been made available or previously delivered to Parent. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and Target is not currently in receipt of any notice of cancellation or non-renewal thereunder. There is no ongoing default with respect to any material provision contained in any Insurance Policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by such policy. Except as set forth in Section 4.22 of the Disclosure Schedules: (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding material claims under the Insurance Policies; (c) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; (d) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (e) Target has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last two years. The parties acknowledge that Target’s insurance policies shall be cancelled with respect to Target for periods following the Closing Date.

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Section 4.23       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of Target or Seller.

Section 4.24       Employment Contracts; Compensation Arrangements. Section 4.24 of the Disclosure Schedules sets forth a complete and correct list of (a) all Contracts to which Target is a party or by which it is bound providing for the employment of any individual whether on a full-time, part-time or consulting or other basis and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”), and (b) the name and amount of commission or other compensation paid to each of Target’ Referral Partners during the twelve (12)-month period ending December 31, 2016.

Section 4.25        Suppliers; Customers.

(a)         Section 4.25(a) of the Disclosure Schedules sets forth a complete and correct list of the names of the suppliers (not including Parent and its Affiliates) of goods or services to Target that Target has paid in excess of $15,000 during the twelve-month period ended December 31, 2016 and the dollar amount of such goods or services purchased by Target with respect to each such supplier during such period. During the twelve-month period ending on the date hereof, Target has not received any written notice from any such supplier that any such supplier has terminated or cancelled, or will terminate or cancel, its business relationship with Target or will reduce the annual volume of goods or services sold or provided to Target by more than 10%. To Target’s Knowledge as of the date hereof, no such supplier has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

(b)         Section 4.25(b) of the Disclosure Schedules sets forth a complete and correct list of the names of the ten (10) largest Merchant Accounts which Target has sold or facilitated the provision of services during the twelve-month period ended December 31, 2016 and the dollar amount paid or payable to Target with respect to such Merchant Accounts during such period. During the twelve-month period ending on the date hereof, Target has not received any written notice with respect to any such Merchant Account that such Merchant Account has terminated or cancelled, or will terminate or cancel, its business relationship with Target or will reduce the annual volume of goods or services sold by or through Target by more than 10%. To Target’s Knowledge as of the date hereof, no Merchant for any such Merchant Accounts has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

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Section 4.26        Regulatory Compliance. Target has not made any voluntary disclosures under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and no Governmental Authority has notified Target in writing of any actual or alleged violation or breach by it. Target is not undergoing any internal audit, review, inspection, investigation, survey or examination of records (including any internal audit, review, inspection, investigation, survey or examination of records conducted by independent counsel) specifically relating to, and initiated in order to audit, review, inspect, investigate, survey or examine, Target’s compliance with any FCPA Law. Target is not party to any Legal Proceedings involving alleged false statements, false claims or other improprieties relating to Target’s compliance with applicable FCPA Laws.

Section 4.27        Power of Attorney. No Person holds a power of attorney to act on behalf of Target.

Section 4.28        Parent Common Stock. Target does not beneficially own or own of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 4.29        Books and Records. The minute books and stock record books of Target, all of which have been made available to Parent, are complete and correct in all material respects. At Closing, all of those books and records will be in possession of Target.

Section 4.30        Card Association Compliance.

(a)          No registration or qualification of Target with any of the payment card networks (the “Card Associations”) or any member bank of such Card Association (each, a “Member Bank”) is required to operate the Business. The operation of the Business does not require Target or the Business to be registered with the Card Associations as a third party agent, third party processor other type of entity, whether with a particular Member Bank or otherwise.

(b)         Target has complied with and is in compliance with, in all material respects, all requirements of the Card Associations applicable to the Business and Target, including the applicable bylaws, manuals, operating rules, mandates and identification standards, and any other rules, regulations, manuals, policies and procedures promulgated by such Card Associations (including, without limitation, the privacy and security requirements under the PCI-DSS Requirements, Visa’s Cardholder Information Security program, MasterCard’s Site Data Protection program, Discover Network’s operating regulations and all Operating Rules of the Electronic Payments Association, as applicable), in each case as may be in effect from time to time (collectively, “Network Rules”). Target has, and has ensured that any of its Referral Partners and other agents who receive or have access to credit card non-public personal information in connection with Target’s Business have, maintained and protected the privacy of any such credit card non-public personal information at least to the same extent that Parent and its Subsidiaries are or would be required to maintain confidentiality under the Network Rules. Target has not received notice of any actual or alleged violation of any Network Rules. To Target’s Knowledge, none of the Merchant Accounts or Referral Partners of Target have failed to comply with the Network Rules in such a way that it would cause Target or any ISO to whom Target provides services to incur any material fee, fine or liability to the Card Associations, any Member Bank of such Card Associations or the applicable processor.

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(c)         None of Target’s Referral Partners or other agents acting on behalf of Target is required to be registered with the Card Associations to perform its obligations under any agreement with Target and the performance of such agreements will not cause Target to violate the Network Rules.

(d)         Target uses commercially reasonable best efforts to ensure that all of its Merchant Accounts, Referral Partners and other business relationships are and have been in material compliance with all Network Rules and all applicable Laws, including by monitoring such Merchant Accounts, Referral Partners and other business relationships from time to time.

Section 4.31        Restrictions on Business Activities. Except as set forth on Section 4.31 of the Disclosure Schedules, there are no agreements, commitments, judgments, injunctions, orders or decrees to which Target or Seller is a party of which is otherwise binding upon Target, Seller or Target’s Business which has the effect of prohibiting or restricting Seller from engaging in the Business or any acquisition or property (tangible or intangible) by Seller or Target related to or in connection with the Business and neither Seller nor Target has, in relation to the Business, entered into any agreement under which Target or Seller is restricted from soliciting any third party or reselling or providing services to Merchants, potential Merchants or ISOs in any geographic area, or in any segment of the market. No employee, Referral Partner or other agent of the Business is subject to any non-compete, nondisclosure or confidentiality or similar contract relating to, affecting or in conflict with the present or proposed business activities of the Business or of Parent’s business.

Section 4.32       No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 and Article 5 (each as modified by the related portions of the Disclosure Schedules hereto), in any Ancillary Agreement or in any certificate delivered by Target or Seller in connection herewith or therewith, neither Seller nor Target nor any other Person on behalf of Seller or Target makes any other express or implied representation or warranty with respect to Seller, Target or the transactions contemplated by this Agreement, and Target and Seller disclaim any other representations or warranties, whether made by Seller, Target or any of its officers, directors, stockholders, employees, agents or representatives. Except for the representations and warranties contained in this Article 4 and Article 5 hereof (each as modified by the related portions of the Disclosure Schedules hereto), in any Ancillary Agreement or in any certificate delivered by Target or Seller in connection herewith or therewith, Seller and Target hereby disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or any of its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of Seller or Target). No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or other instrument or obligation.

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Article 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent and Merger Sub as of the Closing Date as follows:

Section 5.1          Authority. Seller has all requisite authority and the capacity to enter into this Agreement and the Ancillary Agreements to which he is a party and perform all the obligations required to be performed by Seller hereunder and thereunder. This Agreement and each Ancillary Agreement to which Seller is a party has been validly authorized, executed and delivered by Seller and is a valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

Section 5.2          No Government Recommendation or Approval. Seller understands that no federal or state agency has passed upon or made any recommendation or endorsement of Parent or the offering of the Parent Common Stock as consideration in the Merger.

Section 5.3          Accredited Investor. Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and acknowledges that the sale contemplated hereby is being made in reliance, among other things, on a private placement exemption to “accredited investors” under the Securities Act and similar exemptions under state law.

Section 5.4          Intent. Seller is receiving the Common Stock Merger Consideration solely for investment purposes, for such Seller’s own account, and not with a view to the distribution thereof and Seller has no present arrangement to sell the Common Stock Merger Consideration to or through any person or entity.

Section 5.5          Restrictions on Transfer. Seller acknowledges and understands the Common Stock Merger Consideration is being issued in a transaction not involving a public offering in the United States within the meaning of the Securities Act and such shares of Parent Common Stock have not been registered under the Securities Act and, if in the future Seller decides to offer, resell, pledge or otherwise transfer any shares of Common Stock Merger Consideration, such shares may be offered, resold, pledged or otherwise transferred only (A) pursuant to an effective registration statement filed under the Securities Act, (B) pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, if available, or (C) pursuant to any other available exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of any state or any other jurisdiction.  Seller agrees that, if any transfer of shares of the Common Stock Merger Consideration or any interest therein is proposed to be made, as a condition precedent to any such transfer, Seller may be required to deliver to Parent an opinion of counsel satisfactory to Parent that registration is not required with respect to such shares to be transferred. Absent registration or another available exemption from registration, Seller agrees he will not transfer the Common Stock Merger Consideration.

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Section 5.6          Sophisticated Investor. Seller is sophisticated in financial matters and able to evaluate the risks and benefits of an investment in Parent Common Stock.

Section 5.7         Risk of Loss. Seller is aware that an investment in Parent Common Stock is highly speculative and subject to substantial risks. Subscriber is cognizant of and understands the risks related to payment of Parent Common Stock as partial Merger Consideration, including those restrictions described or provided for in this Agreement pertaining to transferability. Seller is able to bear the economic risk of its investment in Common Stock Merger Consideration for an indefinite period of time and able to sustain a complete loss of such investment.

Section 5.8          Independent Investigation. Seller, in making the decision to receive Parent Common Stock as a portion of the Merger Consideration, has relied upon an independent investigation of Parent and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from Parent, its officers, directors or employees or any other representatives or agents of Parent, other than as set forth in this Agreement. Seller is familiar with the business, operations and financial condition of Parent and has had an opportunity to ask questions of, and receive answers from Parent’s management concerning Parent and the terms and conditions of the issuance of the Parent Common Stock as a portion of the Merger Consideration and has had full access to such other information concerning Parent as Seller has requested. Seller confirms that all documents that it has requested have been made available and that Seller has been supplied with all of the additional information concerning this investment which Seller has requested.

Section 5.9          No Oral Representations. No person representing Parent or purporting to do so has made any oral representation or warranty to Seller which is inconsistent with the information provided in writing to him. Seller agrees that he has not relied and shall not rely on any such representation or warranty in connection with any decision to receive Parent Common Stock as partial Merger Consideration.

Section 5.10        No Legal Advice from Parent. Seller has had the opportunity to review this Agreement and the transactions contemplated by this Agreement and the other agreements entered into between the parties hereto with Seller’s own legal counsel and investment and tax advisors. Except for any statements or representations of Parent made in this Agreement and the other agreements entered into between the parties hereto, Seller is relying solely on such counsel and advisors and not on any statements or representations of Parent or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

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Section 5.11        Reliance on Representations and Warranties. Seller understands the Common Stock Merger Consideration is being offered and issued to Seller in reliance on exemptions from the registration requirements under the Securities Act, and analogous provisions in the laws and regulations of various states, and that Parent is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller set forth in this Agreement in order to determine the applicability of such provisions.

Section 5.12       Legend. Seller acknowledges and agrees any certificates evidencing the Common Stock Merger Consideration shall bear a restrictive legend, in form and substance substantially as set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.”

Section 5.13       No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 and in Article 5 (each as modified by the related portions of the Disclosure Schedules hereto), in any Ancillary Agreement or in any certificate delivered by Target or Seller in connection herewith or therewith, neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller, Target or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, Target or any of Target’s officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article 4 and in Article 5 hereof (each as modified by the related portions of the Disclosure Schedules hereto), in any Ancillary Agreement or in any certificate delivered by Target or Seller in connection herewith or therewith, Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or any of its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of Target). No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or other instrument or obligation.

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Article 6
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to Seller as of the Closing Date as follows:

Section 6.1          Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted, and has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub is a limited liability company indirectly wholly owned by Parent that is duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 6.2          Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, respectively. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.3          No Conflict. Except as set forth in Section 6.3 of the Disclosure Schedules, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Parent or Merger Sub is subject, (ii) violate any provision of the charter, bylaws, certificate of formation or operating agreement of Parent or Merger Sub or (iii) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under or result in or permit the termination or amendment of any provision of, any Contract that is required to be filed as an exhibit to the Parent SEC Documents to which Parent or Merger Sub is a party or by which it may be bound, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or Merger Sub, other than Permitted Encumbrances.

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Section 6.4          Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the Securities Act and the Exchange Act and with the NASDAQ Stock Market, LLC.

Section 6.5          Brokers. Neither Parent nor Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Seller, Parent or Merger Sub upon consummation of the transactions contemplated by this Agreement.

Section 6.6          SEC Filings. Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.7          Capitalization. As of the date of this Agreement:

(a)         The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, of which 29,165,365 shares are outstanding; 10,000,000 shares of preferred stock, par value $0.001 per share, of which 1,500,000 are outstanding and designated as Series A Preferred Stock of the Company, 10,300,000 warrants to purchase Parent Common Stock which are issued and outstanding, and options to purchase 7,819,403 shares of Parent Common Stock which are issued and outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable.

(b)         Parent indirectly beneficially owns all of the issued and outstanding shares of capital stock (or other equity securities) of Merger Sub. Except as described in the Parent SEC Documents and except for grants of options to purchase Parent Common Stock pursuant to Parent’s 2016 Omnibus Equity Compensation Plan, as amended, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock (or other equity securities) of either Parent or Merger Sub. Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or Merger Sub on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Parent or any Subsidiary of Parent including Merger Sub. Neither Parent nor Merger Sub owns, directly or indirectly, any stock or other equity interests of any other Person, other than the direct and indirect equity interests Parent holds in FTS Holding Corporation, CardConnect, LLC and Princeton Payment Solutions, LLC.

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(c)          The shares of Parent Common Stock to be issued pursuant to this Agreement will, upon issuance in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

(d)         Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 6.8         Parent Financial Statements. Parent’s audited financial statements included in Parent’s annual report on Form 10-K for the year ended December 31, 2016 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly and accurately present in all material respects the financial condition of Parent as of the respective dates they were prepared and the results of the operations of Parent for the periods indicated.

Section 6.9         Litigation. Other than as described in the Parent SEC Documents, there is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub at law, in equity or otherwise, that is material to the business of Parent and its subsidiaries taken as a whole, or in, before, or by, any Governmental Authority. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against or affecting Parent or Merger Sub.

Section 6.10       Compliance with Laws. As of the date hereof and for the past two (2) years, Parent and Merger Sub have been in material compliance with all Laws applicable to their respective business, properties or assets. All Permits required for Parent and Merger Sub to conduct their business as currently conducted have been obtained and are valid and in full force and effect. Neither Parent nor Merger Sub has received any written notice of any violation of Law.

Section 6.11       NASDAQ Listing. The Parent Common Stock is listed on NASDAQ. Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Common Stock on NASDAQ.

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Section 6.12         Transactions with Related Parties. Except as for any relevant transactions contemplated by this Agreement or any Ancillary Agreement, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 6.13        Sufficiency of Funds. Parent has sufficient cash on hand or other sources of available funds to enable it to make payment of the Cash Merger Consideration and consummate the transactions contemplated by this Agreement.

Section 6.14        No Material Adverse Effect. Since the Balance Sheet Date, no change or event has occurred that has resulted in, or that would reasonably be expected to result in, a Material Adverse Effect with respect to Parent’s Business taken as a whole

Section 6.15        Parent Investigation and Reliance. Parent and Merger Sub are a sophisticated Persons and each has made their own independent investigation, review and analysis regarding Target, Target’s assets and the Business and the transactions contemplated hereby, which investigation, review and analysis were conducted by Parent and Merger Sub with expert advisors, including legal counsel, that it has engaged for such purpose. Parent, Merger Sub and their Representatives have been provided with reasonable access to the Representatives, properties, offices, and other facilities, books and records of Target and other information that they have requested in connection with their investigation of Target, the Business and the transactions contemplated hereby. None of the Seller, Target or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, with respect to Target or the Business, except as expressly set forth in this Agreement, the Disclosure Schedules, the Ancillary Agreements or in any certificate or affidavit of Target or the Seller or any officer or Affiliate of the Seller delivered by the Target or Seller in connection herewith or therewith. None of the Seller, Target or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving Target or the Business.

Section 6.16        No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

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Article 7
COVENANTS AND AGREEMENTS

Section 7.1          Announcements; Confidentiality.

(a)         No press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement will be issued or made by any party without the approval of the other parties, which shall not be unreasonably withheld; provided, however, that any party may make any public disclosure it believes in good faith (with the advice of legal counsel) is required by Law, including any current report on Form 8-K required to be filed or press release required to be issued in connection with consummation of the transactions contemplated by this Agreement. Except to the extent that disclosure is expressly authorized in this Agreement (or otherwise required by Law or legal process) each party will keep confidential all information (i) obtained from the other either before or after the Closing Date that is related to the Merger and other transactions contemplated by this Agreement. In addition, for five (5) years after the Closing, Seller shall treat and hold as such all confidential information relating to Target and Target’s Business that is not already generally available to the public and refrain from using any such confidential information except in connection with or as otherwise allowed under this Agreement or if Seller has been advised by legal counsel that it is legally required to disclose such confidential information. The provisions of this Section 7.1 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable Party pound hereunder.

Section 7.2         Financial Information. Seller shall furnish to Parent any information or documents requested by Parent, which is in their possession or to which they have access with respect to the Business and shall reasonably cooperate with Parent in connection therewith.

Section 7.3        Trademarks; Tradenames. As soon as practicable after the Closing Date, Seller shall eliminate the use of all of the Target trademarks, trade names and service marks in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders, acknowledgments, customer agreements and other contracts, business documents and marketing materials to be used by the Surviving Entity with respect to the Business.

Section 7.4           Affiliate Transactions. To the extent any Contract of Target (not including the Intellectual Property Release) provides for a right of payment to Seller, Seller hereby agrees to execute and deliver such other instruments to terminate such right, take such action as Parent may reasonably determine is necessary to terminate such right and shall remit any such payment that is received after the Closing Date to Parent in the form received.

Section 7.5           Intentionally Omitted.

Section 7.6           Further Assurances. Each party hereto shall, as promptly as reasonably practicable make, or cause or be made, all filings and submissions required under any applicable Law in connection with the consummation of the transactions contemplated hereunder.

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Section 7.7          Tax Matters.

(a)          Cooperation on Tax Matters. After the Closing, Parent and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes relating to Target, and Parent and Seller shall retain (and provide the other party with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to retain copies of all federal Tax Returns of Target prepared on IRS Form 1120S and any comparable state Tax Returns related to the income or operations of Target and information, records and documents relating to the Taxes reflected on such Tax Returns and the preparation of such Tax Returns. Seller shall prepare and timely file Target’s final U.S. federal and state income Tax Returns for its taxable year ending on the Closing Date. Seller may amend any Tax Return of Target for a Tax period ending on or prior to the Closing Date (including the pre-Closing portion of a Straddle Period), provided that such amendment does not increase any Taxes of Parent or Merger Sub with respect to any post-Closing Tax period (including the post-Closing portion of a Straddle Period). Seller shall have the right, at its sole expense, to control any Tax audits and investigations with respect to all Taxes and Tax periods for which Seller may have an indemnification obligation under this Agreement, provided, that Seller shall not settle, resolve or otherwise compromise any such Tax audit or investigation without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned). Seller shall keep Parent reasonably informed as to the progress of any such Tax audits and investigations, including by providing copies of all correspondence in respect thereof.

(b)         Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by the Surviving Entity.

(c)         Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll, sales or receipts of Target for the pre-Closing portion of the Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of Target for a Straddle Period which relate to the pre-Closing portion of the Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

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Article 8
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 8.1        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (a) Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Board Approval), Section 4.3 (No Conflicts) Section 4.4 (Capitalization), Section 4.23 (Brokers) and Section 5.1 (Authority) (together, the “Seller Fundamental Representations”); and Section 6.1 (Organization), Section 6.2 (Authorization) and Section 6.5 (Brokers) (the “Parent Fundamental Representations”) shall survive indefinitely, and (b) Section 4.19 (Taxes) shall survive for the full period of all applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2          Indemnification By Seller. Subject to the other terms and conditions of this Article 8, Seller shall indemnify and defend each of Parent, its Subsidiaries, including the Surviving Entity, and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of Target or Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Target or Seller pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Target pursuant to this Agreement;

(c)         any Taxes owed by Target with respect to any taxable year or period ending prior to the Closing Date; and

(d)         any Transaction Expenses or Indebtedness of Target to the extent not included in the determination of the Purchase Price.

Section 8.3          Indemnification By Parent. Subject to the other terms and conditions of this Article 8, Parent shall indemnify and defend the Seller (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

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(b)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 8.4          Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)         Except as otherwise set forth in this Section 8.4, Seller shall not be liable to the Parent Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds Two Hundred and Seventy Five thousand dollars ($275,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. With respect to any claim as to which the Parent Indemnitees may be entitled to indemnification under Section 8.2(a), Seller shall not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted towards the other limits in this Section 8.4(a)). Except as otherwise set forth in Section 8.4(c), the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.2(a) shall not exceed $3,225,000 (the “Cap”).

(b)         Parent shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar. With respect to any claim as to which the Seller Indemnitees may be entitled to indemnification under Section 8.3(a), Parent shall not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted towards the other limits in this Section 8.4(b)). Except as otherwise set forth in Section 8.4(c), the aggregate amount of all Losses for which Parent or Merger Sub shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.

(c)         Notwithstanding the foregoing, the Basket, Cap and other limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Seller Fundamental Representations, the Parent Fundamental Representations, or any indemnification claims pursuant to Section 8.2(b) through (d) or Section 8.3(b). The maximum aggregate liability of Parent or Seller in respect of any claims by a Parent Indemnitee or Seller Indemnitee, as applicable, for Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Seller Fundamental Representations, the Parent Fundamental Representations, or any indemnification claims pursuant to Section 8.2(b) through (d) or Section 8.3(b), shall not exceed the Purchase Price.

(d)         For the purposes of calculating Losses to which any Indemnified Party (as defined below) is entitled under this Article 8, (a) such Losses shall not include any punitive, special, exemplary or consequential damages, damages for lost profits, incidental damages, indirect damages, unrealized expectations, damages for diminution in value or damages computed on a multiple of earnings or similar basis, except to the extent actually awarded to a Governmental Authority or other third party; (b) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; (c) such Losses shall be reduced by the amount of any proceeds that any Indemnified Party receives pursuant to the terms of any insurance policies, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that no party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article 8); (d) such Losses shall be reduced by the amount of any prior or subsequent recovery by a Parent Indemnitee from any other Person with respect to such Losses (less any related costs and expenses of recovering such amount from such other Person); and (e) each of the representations and warranties that are qualified by the words “material” or “Material Adverse Effect” (or any correlative terms) shall be deemed to have been given as though there were no such qualifications for purposes of calculating the amount of such Losses arising out of or caused by any breach off inaccuracy in any such representation or warranty and for the threshold issue as to whether or not there is a breach or inaccuracy with respect to any representation or warranty; provided, that with respect to clauses (c) and (d), if any Indemnified Party actually receives insurance proceeds or any amounts from any other Person with respect to such Losses after receipt by such Indemnified Party of an indemnification payment hereunder, such Indemnified Party shall promptly reimburse the Indemnifying Party for the aggregate amount actually received from such other Person less any related costs or expenses as specified in such subsections (c) and (d). Except as otherwise set forth herein, Parent Indemnitees shall use commercially reasonable efforts (taking into account the existence of any customer relationships and the merits of the claim) to pursue payment from any third party under any agreement, contract, arrangement or commitment pursuant to which Parent is entitled to indemnification for any Loss for which a Parent Indemnitee seeks indemnification pursuant to this Article 8.

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Section 8.5         Indemnification Procedures. The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”.

(a)         Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, such counsel to be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)        Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.6          Payments; Escrow Fund. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication. Any Losses payable by Seller shall be satisfied: (i) from the Escrow Fund (with the shares of Parent Common Stock being valued at the greater of (a) the volume weighted average price of Parent Common Stock, as recorded on NASDAQ, during the fifteen (15) trading day period ending on the trading day immediately preceding the date on which such distribution is made by the Escrow Agent or (b) $9.50 per share of Parent Common Stock); and (ii) to the extent the amount of Losses exceeds the amounts available in the Escrow Fund and, subject to the limitations set forth in Sections 8.4(a) and (c), first, in Common Stock from the Seller, which shall be valued as set forth in this Section 8.6, and second, in cash from the Seller, or in cash from the Parent Indemnitee, as applicable.

Section 8.7          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8          Effect of Investigation. The rights of an Indemnifying Party to indemnification or any other remedy under this Agreement shall not be impacted or limited by any Knowledge of such party or knowledge that such party may have acquired, or could have acquired, nor by any investigation or diligence by such party.

Section 8.9          Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement (other than claims arising from intentional fraud or criminal activity), shall be indemnification in accordance with this Article 8. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against each other party, as the case may be, for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement. Notwithstanding the foregoing, this Section 8.9 shall not operate to (i) interfere with or impede the operation of Section 3.3 and Section 7.5 providing for the adjustment to the Purchase Price or (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) after the Closing.

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Article 9
MISCELLANEOUS

Section 9.1          Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or Merger Sub, to:

CardConnect Corp.
1000 Continental Dr. Suite 300
King of Prussia, PA 19406
Attention: Jeff Shanahan
Phone: (484) 581-2920
Email: jshanahan@cardconnect.com

with a copy (which shall not constitute notice) to:

Ledgewood PC
Two Commerce Square, Suite 3400
2001 Market Street
Philadelphia, PA 19103
Attention: Amanda Abrams
Phone: (215) 731-9450
Email: aabrams@ledgewood.com

If to Target or Seller, to:

Michael J. Mertz
313 North Racine Street

Chicago, IL 60607

Phone: (312) 644-2744

Email: michaelmertz@hotmail.com

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with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLC
One New York Plaza

New York, New York 10004

Attention: Christopher Roman

Phone: (212) 859-8000

Email: christopher.roman@friedfrank.com

Section 9.2          Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.3          Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 9.4          Governing Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction, the Pennsylvania state courts located in Philadelphia, Pennsylvania, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, will be heard and determined in such a Pennsylvania federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 9.5         Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned, and any attempted assignment shall be null and void; provided, however, that Parent and Merger Sub may assign this Agreement without consent in connection with a sale of all or substantially all assets, direct or indirect change of control, merger or similar transaction. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Parent and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or Merger Sub or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent, Merger Sub or its subsidiaries and Affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or Merger Sub in any form of transaction.

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Section 9.6          Waivers. Any provision of this Agreement may be waived by Parent or Seller if the waiver is in writing and signed by the party to be bound. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.7          Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.8          Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.9         Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 9.10        Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

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Section 9.11       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.4, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remember at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.11, and each party irrevocable waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.12        Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 9.13        Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub, Target and Seller.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

PARENT:

CARDCONNECT CORP.

/s/ Jeffrey Shanahan
By:	Jeffrey Shanahan
Title:	Chief Executive Officer and President

MERGER SUB:

CCN CHICAGO, LLC

By:

/s/ Jeffrey Shanahan
By:	Jeffrey Shanahan
Title:	Chief Executive Officer and President

TARGET:

MERTZCO, INC.

/s/ Michael J. Mertz
By:	Michael J. Mertz
Title:	Chief Executive Officer

SELLER:

/s/ Michael J. Mertz
Michael J. Mertz

[Signature page to Agreement and Plan of Merger]